EXHIBIT 99




                     SL GREEN REALTY CORP. SIGNS CONTRACT
                 TO ACQUIRE THREE HELMSLEY MIDTOWN PROPERTIES

     New York, NY, February 3, 1998 -- SL Green Realty Corp., (NYSE:SLG) announced today that it has signed a purchase contract to acquire 1466 Broadway and the long-term operating leaseholds of 25 West 43rd Street and 420 Lexington Avenue (The Graybar Building) -- three midtown Manhattan office buildings owned by Helmsley partnerships.

     The properties, which contain a combined total of 1.78 million square feet of office and retail space, are being purchased for $165 million (before transaction and capital costs). SL Green anticipates closing will occur within the next 45 days. SL Green has arranged interim debt financing through Lehman Brothers Holdings, Inc. to provide funds necessary to complete the transaction.

     In keeping with SL Green's strategy of acquiring strategically located commercial properties in emerging, high-growth submarkets of Manhattan, the acquisition of these office buildings will expand SL Green's position in two of New York City's most dynamic submarkets - the Grand Central district and the Times Square Redevelopment area.

     The 31-story, 1.2 million square foot Graybar Building overlooks Grand Central Terminal, a central transportation hub that is presently undergoing extensive renovations, including the development of new retail stores, restaurants and attractive public spaces designed to make the Terminal a destination, not just a conduit, for people. The 16-story landmark sportswear building at 1466 Broadway, located at the corner of 42nd Street and Broadway, is at the heart of the Times Square Redevelopment area, and the 22-story 25 West 43rd Street building lies within a niche market that is emerging along 43rd and 44th Streets, between Avenue of the Americas and Grand Central Terminal at Fifth Avenue.

     Commenting on the acquisition, Stephen L. Green, Chairman and Chief Executive Officer of SL Green Realty Corp., said, "This transaction furthers our strategy of pursuing opportunities to acquire repositionable buildings that are located in Manhattan's hottest submarkets. The addition of these buildings to our existing portfolio will expand our presence in neighborhoods where we have already established strong footholds with our acquisitions of 110 East 42nd Street, 1372 Broadway, 36 West 44th Street (The Bar Building) and 1140 Avenue of the Americas."

     Subsequent to the acquisition, SL Green's portfolio will consist of 15 properties, encompassing approximately 5.2 million rentable square feet.

     SL Green Realty is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") which primarily owns, manages, leases, acquires and repositions Class B office properties in Manhattan.
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